Exhibit 4(b)19

FORM OF PURCHASE AGREEMENT

        THIS PURCHASE AGREEMENT (the “Agreement”) is made and entered into on June 21, 2009 by and among LUMENIS Ltd., a company incorporated under the laws of the State of Israel, of Yokneam Industrial Park, P.O.B. 240, Yokneam 20692, Israel (the “Company”) and the investor listed on Schedule 1 hereto (the “Investor”).

RECITALS

    A.        The Board of Directors of the Company has (i) determined that it is in the best interests of the Company to enter into, deliver and perform this Agreement and the transactions contemplated hereby, including raising capital by means of issuance of Company Shares (as defined herein); (ii) approved this Agreement and the transactions contemplated hereby; and (iii) determined to recommend that the shareholders of the Company vote to approve the Shareholders Resolution.

    B.        The Investor desires to purchase and the Company desires to issue and sell to the Investor Company Shares and Warrants (as defined herein) against the investment by the Investor of the Purchase Price set forth opposite such Investor’s name on Schedule 1, under the terms and conditions of this Agreement.

    C.        The Company and the Investor desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

        NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

    1.1        Definitions. For all purposes of this Agreement, the following terms shall have the following respectivemeanings:

(a) “affiliate” (and words of similar import) shall mean as set forth in Rule 405 promulgated under the Securities Act.

(b) “Agate” – shall mean Agate Medical Investments (Cayman) L.P. and Agate Medical Investment L.P.

(c) “Agreement” shall have the meaning set forth in the recitals of this Agreement.

(d) “Amendment to Registration Rights Agreement” shall have the meaning set forth in Section 2.3(b) hereof.

(e) “Bank” shall mean Bank Hapoalim B.M.

(f) “Bank Debt” shall mean all Indebtedness owed by any member of the Company Group to the Bank and each of its Subsidiaries and affiliates.

(g) “Business Day” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions are obligated by law or executive order to close.

(h) “Charter Documents” shall have the meaning set forth in Section 3.1(b) hereof.

(i) “Closing” shall have the meaning set forth in Section 2.2 hereof.

(j) “Closing Date” shall have the meaning set forth in Section 2.2 hereof.

(k) “Companies Law” shall mean the Israeli Companies Law, 5759-1999 together with the regulations promulgated thereunder, all as amended.

(l) “Company” shall have the meaning set forth in the recitals to this Agreement.

(m) “Company General Meeting” shall have the meaning set forth in Section 5.3 hereof.

(n) “Company Group” shall mean collectively, the Company and its Subsidiaries.

    (o)       “Company Material Adverse Effect” with respect to the Company Group, taken as a whole, means any change, event, fact, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, has a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, business, capitalization, operations or results of operations of the Company Group, taken as a whole provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) Effects resulting from conditions generally affecting the industries or economies in which the Company participates or the global economy as a whole, to the extent that such conditions do not have a disproportionate impact on the Company Group; (ii) Effects resulting from an outbreak or escalation of war, armed hostilities, acts of terrorism or political instability, or any governmental or other response to any of the foregoing, whether occurring within or outside of Israel; (iii) any Effect resulting from compliance with the terms of, or the taking of any action required or permitted by, or any matter disclosed in, this Agreement prior to Closing, including, for purposes of clauses (i), (ii) and (iii), (A) the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners or employees; and (B) any resulting shortfalls or declines in revenue, margins or profitability; or (iv) Effects resulting from changes in applicable accounting requirements or principles, or applicable Legal Requirements.

    (p)       “Company Options” shall mean all issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire Company Shares (whether or not vested) held by any person or entity.

(q) “Company Shares” shall mean the Ordinary Shares, par value NIS 0.1 per share, of the Company.

(r) “Company Warrants” means all warrants to purchase Company Shares.

    (s)       “Contract” shall mean any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, benefit plan, obligation, commitment or undertaking of any nature.

(t) “Disclosure Schedule” shall have the meaning set forth in ARTICLE III.

(u) “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.

(v) “Existing Bank Agreements” shall mean any and all agreements, understandings, arrangements, undertakings and others, between the Company Group and the Bank that are in effect on the date hereof.

(w) “Extraordinary General Meeting” shall have the meaning set forth in the Companies Law.

(x) “GAAP” shall mean generally accepted accounting principles in the United States consistently applied.

(y) “Governmental Entity” shall have the meaning set forth in Section 3.5(b) hereof.

    (z)       “Indebtedness” shall mean any principal, interest, premiums, fees, indemnifications, reimbursement, penalties, damages and other liabilities payable under the documentation governing any such indebtedness, in respect of all indebtedness of the Company Group for money borrowed from third parties, including (i) any obligation of, or any obligation guaranteed by, any member of the Company Group for the repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other instruments, (ii) all indebtedness of the Company Group due and owing with respect to letters of credit, surety bond, performance bond or other guarantee of contractual performance, (iii) any deferred payment obligation of, or any such obligation guaranteed by, any member of the Company Group for the payment of the purchase price of property or assets evidenced by a note or similar instrument, (iv) obligation of any member of the Company Group under interest rate and currency swaps, caps, floors, collars or similar agreements or arrangements intended to protect the Company Group against fluctuations in interest or currency rates.

(aa) “Investor” shall mean as set forth in the recitals to this Agreement and any successor or assignee thereof.

(bb) “Investors” shall mean the Investor and each other investor entering into an agreement with the Company which is substantially the same as this Agreement.

    (cc)       “knowledge” or “known” shall mean, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter of (A) an individual, if used in reference to an individual, (B) with respect to any Person (other than the Company Group) that is not an individual, the executive officers, directors and senior legal and financial personnel of such Person (such individuals are collectively referred to herein as the “Entity Representatives”), or (C) with respect to the Company Group, the executive officers, directors and senior legal and financial officers of the Company. Any such individual or Entity Representative will have or be deemed to have knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is actually known to such individual or Entity Representative or is stated in one or more documents (whether written or electronic, including electronic mails sent to or by such individual or Entity Representative) in, or that have been in, the possession of such individual or Entity Representative; or (ii) such individual, when taking into account his or her position and responsibilities, should reasonably be expected to become aware of such fact or other matter after conducting reasonable inquiry.

    (dd)       “Legal Requirements” shall mean any Israeli, U.S. federal, state or municipal or foreign law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(ee) “Legend Removal Date” shall have the meaning set forth in Section 5.1 hereof.

    (ff)       “Lien(s)” shall mean any mortgage, pledge, assessment, security interest, lease, lien, easement, covenant, condition, restriction, levy, charge, option, equity, restriction or other encumbrance of any kind, any conditional sale Contract, title retention Contract, voting Contract or Contract relating to the registration, sale or transfer (including Contracts relating to rights of first refusal, co-sale rights or “drag-along” rights) of any capital stock of any member of the Company Group, or other Contract that give rise to any of the foregoing.

    (gg)       “Majority Investors” shall mean (i) at any time prior to Closing, Investors that are due to purchase at least 60% of the Purchased Shares, and (ii) at any time after Closing, Investors that have purchased and continue to hold at least 60% of the Purchased Shares issued by the Company.

(hh) “member of the Company Group” shall mean each of the Company and its Subsidiaries.

(ii) “NIS” shall mean the New Israeli Shekel.

(jj) “Option Plans” shall mean each share option plan, program or arrangement of the Company Group, as amended from time to time.

    (kk)       “Permitted Transferee” shall refer, with respect to any Investor or subsequent assignee, to (1) its spouse, parents, siblings or lineal descendant, (2) its affiliate, (3) as to any Person which is a partnership, limited partnership or limited liability company, (i) any of its general and limited partners; (ii) any Person controlling or managing (as a general partner or otherwise) its limited or general partners, either directly or through an entity controlled by such person or entity; (iii) any entity (and its partners or members) managed by the same management company or managing general partner or by an entity which controls, is controlled by, or is under common control with, such management company or managing general partner; (iv) any Person (and its partners or members) which controls, is controlled by or is under common control with such Investor or subsequent assignee or the holders of interest in the entities set forth in items (i)-(ii), and (v) any entity over which such Investor or subsequent assignee (or its affiliates) exercises investment discretion or acts as a principal investment advisor, and any entity managed by any of the above said entities; (4) as to any Person which holds any securities or interests in a trust, the beneficiary or beneficiaries for whom such Person is holding in trust; (5) the surviving entity in the merger of any such Person with another company, provided, in each case, that the Permitted Transferee has executed a written undertaking to comply with the provisions of this Agreement. The term “control” (and words of similar import) shall mean as set forth in Rule 405 promulgated under the Securities Act or (6) a purchaser of Agate’s holdings in all or substantially all of its portfolio companies.

    (ll)       “Person” shall mean an individual, a corporation, a partnership, an association, a trust, an enterprise or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(mm) “Proxy Statement” shall have the meaning set forth in Section 5.4 hereof.

(nn) “Price Per Share”shall have the meaning set forth in Section 2.1 hereof.

    (oo)       “Purchase Price” means the aggregate price to be paid by each Investor at Closing which is equal to the number of Purchased Shares to be purchased by such Investor multiplied by the Price Per Share.

(pp) “Purchased Securities” means the Purchased Shares, the Warrants and the Warrant Shares.

    (qq)       “Purchased Shares” means the Company Shares to be issued to the Investor under this Agreement at Closing and the Company Shares to be issued to the other Investors under substantially similar agreements entered into between the Company and such Investors.

(rr) “Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated December 5, 2006, by and among the Company, the Investors listed therein and the Bank.

    (ss)       “Related Agreements” shall mean the Amendment to Registration Rights Agreement, the Warrants and any and all other agreements, instruments, certificates or other documents delivered by the Company in connection with the consummation of the transactions contemplated hereby.

    (tt)       “Required Company Shareholder Vote” shall mean the affirmative vote of a majority of the voting power of the Company Shares present and voting thereon at the Company General Meeting at which a quorum is present, provided that either (i) such majority includes at least one-third (1\3) of the Company Shares of those shareholders that do not have a personal interest (as such term is defined under the Companies Law) in the approval of the Shareholders Resolution, who are present in person or by proxy and vote on such Shareholders Resolution; in a count of all of the votes of such shareholders, abstentions shall not be taken into account; or (ii) the total Company Shares voted against such Shareholders Resolution by those shareholders that do not have a personal interest in the approval of such Shareholders Resolution does not exceed 1 per cent of all the voting power in the Company.

(uu) “SEC” shall mean the United States Securities and Exchange Commission.

(vv) “SEC Documents” shall have the meaning set forth in Section 3.6(a) hereof.

(ww) “Securities Act” shall mean the United States Securities Act of 1933, as amended.

(xx) “Shareholders Resolution” shall have the meaning set forth in Section 5.3(a) hereof.

    (yy)        “Subsidiary” shall mean, with respect to any Person, any other Person of which more than 50% of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors, or of other Persons performing similar functions, of such other Person is directly or indirectly owned or controlled by such Person, by one or more of such Person’s Subsidiaries (as defined in the preceding clause) or by such Person and any one or more of such Person’s Subsidiaries.

(zz) “Warrants” means warrants to purchase Company Shares, at an exercise price of $1.30 per each share, in the form attached hereto as Exhibit A.

(aaa) “Warrant Shares” shall mean the Company Shares issuable upon exercise of the Warrants.

    1.2        Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meanings throughout this Agreement.

    1.3        Other Definitional Provisions.

(a) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(b) Unless otherwise noted, all references to “$” shall be nominated in U.S. dollars.

ARTICLE II

SALE AND PURCHASE OF SECURITIES

    2.1        Sale and Purchase of Purchased Securities. At the Closing and subject to the terms and conditions of this Agreement (including, without limitations, the payment in full by the Investor of the Purchase Price set forth opposite such Investor’s name on Schedule 1), the Company will issue and sell to the Investor and the Investor will buy from the Company, (i) such number of Purchased Shares as listed opposite such Investor’s name on Schedule 1 attached hereto, in consideration for a price per Purchased Share of $1.10 (the “Price Per Share”) and (ii) a Warrant to purchase such number of Company Shares as listed opposite such Investor’s name on Schedule 1 attached hereto, for no additional consideration. The Company intends to enter, prior to Closing, into additional agreements with other Investors which are substantially similar to this Agreement, provided such substantially similar agreements do not grant additional and/or superior rights to any one Investor, that would result in an aggregate Purchase Price, under all agreements, including this Agreement, of approximately $15 million. At the election of the Company, subject to the consent of the Majority Investors, which shall not be unreasonably withheld, the Company may issue up to an additional 4,545,455 Purchased Shares to additional Investors that will execute and deliver substantially similar agreements, for an additional Purchase Price of up to $5 million and each such additional Investor shall be issued a Warrant to purchase a number of Company Shares equal to 50% of the number of Purchased Shares to be issued to such Investor.

    2.2        Closing. Unless this Agreement is earlier terminated pursuant to Section 7.1 hereof, the consummation of the sale of the Purchased Shares and the Warrants to the Investor (the “Closing”) will take place, subject to (i) the satisfaction or waiver of the conditions set forth in ARTICLE VI hereof and (ii) the closing and consummation, prior to or concurrently with the Closing, of the sale of Purchased Shares and Warrants to other Investors, pursuant to substantially similar agreements, as aforesaid, entered into, prior to the Closing, between the Company and other Investors, such that the aggregate Purchase Price paid by the Investor and such other Investors is no less than US $15,000,000 , on June 25, 2009, at the offices of Meitar, Liquornik, Geva & Leshem, Brandwein, Law Offices, 16 Abba Hillel Road, Ramat Gan, Israel, unless another time or place is mutually agreed upon in writing by the Majority Investors and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date”. All actions at the Closing and all transactions occurring at the Closing shall be deemed to take place simultaneously and no transactions shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered.

    2.3        Investor’s Deliveries at the Closing. At or prior to the Closing, the Investor shall deliver, or cause to be delivered, to the Company the following:

    (a)       By wire transfer of immediately available funds to an account designated by the Company in writing prior to the Closing Date, the Purchase Price for the Purchased Shares purchased by the Investor as set forth in Schedule 1 attached hereto.

(b) A counterpart of the amendment to Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Amendment to Registration Rights Agreement”) duly executed by the Investor.

    2.4        Company’s Deliveries at the Closing. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to the Investor the following:

    (a)       A certificate, dated as of the Closing Date, duly executed on behalf of the Company by its Chief Executive Officer, in his capacity as an officer of the Company, certifying as to the fulfillment of the conditions specified in Section 6.2(d) hereof;

    (b)       A certificate, dated as of the Closing Date and duly executed on behalf of the Company by its Secretary, in his capacity as the secretary of the Company, certifying (i) the resolutions of the Board of Directors of the Company and the Audit Committee thereof, in the forms attached hereto as Exhibit C, whereby this Agreement, the Related Agreements, and the transactions contemplated hereby and thereby were approved, (ii)  the Shareholders’ Resolution, and (iii) the incumbency of each of the Company’s officers authorized to sign, on behalf of the Company, this Agreement, the Related Agreements and any agreements, instruments, documents and certificates executed or to be executed and delivered by the Company pursuant hereto or thereto;

(c) Duly executed minutes of the Company General Meeting whereby the Shareholders’ Resolution was approved by the Required Company Shareholder Vote;

    (d)       Duly executed irrevocable letter of instructions from the Company to American Stock Transfer and Trust Company, the transfer agent for the Company Shares (such transfer agent or any successor thereof is referred to herein as the “Transfer Agent”), instructing the recordation of the issuance of the Purchased Shares to the Investor and the issuance of share certificate(s) registered in the name of the Investor representing the number of Purchased Shares purchased by the Investor as set forth on Schedule 1 attached hereto;

(e) Warrant in the name of the Investor representing the number of Warrant Shares set forth opposite to the Investor’s name on Schedule 1 hereto;

(f) Written opinion from legal counsel to the Company dated as of the Closing Date and addressed to the Investor, in the form attached hereto as Exhibit D;

(g) A counterpart of the Amendment to Registration Rights Agreement duly executed by the Company; and

    2.5        Recapitalization Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Shares occurring after the date hereof and prior to the Closing, all references in this Agreement to specified numbers of shares and all calculations provided for that are based upon numbers of shares of any class or series (including, without limitation, price per share and exercise price) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Subject to the disclosures set forth in the disclosure schedule attached hereto as Exhibit E (the “Disclosure Schedule”) (each of which disclosures, shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to the Investor under this Article III), the Company hereby represents and warrants, on behalf of and with respect to each member of the Company Group, to the Investor, as follows:

    3.1        Organization of the Company

    (a)       Each member of the Company Group is duly organized, validly existing and, to the extent that such jurisdiction recognizes the concept of good standing, in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite power and authority to own its properties and to carry on its business as currently conducted.

    (b)       The Company made available to the Investors a true and correct copy of its Memorandum of Association and Articles of Association, as in effect on the date hereof (collectively, the “Charter Documents”). Such Charter Documents are in full force and effect. The Company is not in material violation of any of the provisions of its Charter Documents.

    (c)       The Company is not and shall not be as of immediately after Closing, an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

    3.2        Company Capital Structure

    (a)       The registered share capital of the Company is NIS 90,000,000 divided into 900,000,000 Company Shares, of which 201,699,060 Company Shares are issued and outstanding as of the date hereof and 35,527 Company Shares are dormant shares. Other than as set forth in this Section 3.2(a), no Company Shares are dormant shares and no shares are held in treasury by any member of the Company Group. All outstanding Company Shares, when issued, were duly authorized, validly issued, fully paid and non-assessable and are currently not subject to preemptive rights created by statute, the Charter Documents of the Company, or any agreement to which the Company is a party or by which it is otherwise bound. All outstanding Company Shares, Company Options and Company Warrants have been issued or repurchased (in the case of shares that were outstanding and repurchased by any member of the Company Group) (X) in compliance with all applicable securities laws and other applicable Legal Requirements, and (Y) in material compliance with all applicable requirements set forth in Contracts. There are no declared or accrued but unpaid dividends with respect to any Company Shares. Except as set forth on Section 3.2(a) of the Disclosure Schedule and for proxies that may have been given by beneficial owners of Company Shares holding such shares through brokers, authorizing their brokers to vote such Company Shares, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of shares of the Company to which the Company is a party or by which it is bound, or of which the Company has Knowledge. To the Company’s Knowledge, , there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any capital stock of the Company, other than under the Registration Rights Agreement (as shall be amended by the Amendment to Registration Rights Agreement).

    (b)       The Purchased Shares and the Warrant Shares have been duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement or, with respect to the Warrant Shares, in the manner set forth in the Warrants, will be validly issued, fully paid, nonassessable, free and clear of all Liens and duly registered in the name of the Investor in the Company’s share register. On the Closing Date the Company shall have reserved from its duly authorized share capital the number of Company Shares for issuance of the Warrant Shares. The Purchased Shares and the Warrant Shares will have the rights, preferences, privileges and restrictions set forth in the Charter Documents, as may be amended from time to time. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby will not obligate the Company to issue Company Shares or other securities to any other person or entity and will not result in the adjustment of, or give rise to a right to adjust, the exercise, conversion, exchange or reset price or any other term of any outstanding security. The Company does not have outstanding stockholder purchase rights or “poison pill” or any similar arrangement in effect giving any person or entity the right to receive or purchase any equity interest in the Company upon the occurrence of certain events.

    (c)       The Company has reserved an aggregate amount of 26,910,558 Company Shares for issuance under the Option Plans upon the exercise of Company Options, of which: (i) 17,643,345 Company Shares are subject to outstanding and unexercised Company Options, as of the date hereof; and (iii) 9,267,213 Company Shares remain available for issuance thereunder.

    (d)       Section 3.2(d) of the Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all holders of outstanding Company Warrants, including the number of shares and type of Company Shares subject to each such warrant, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share and the term of each such Company Warrant.

    (e)       Other than as set forth in Sections 3.2(a), 3.2(c), 3.2(d) and 3.2(e) of the Disclosure Schedule and the transactions contemplated by this Agreement, there are no (i) securities of any member of the Company Group authorized, convertible into or exchangeable for shares of capital stock or voting securities of such member of the Company Group, (ii) options, warrants, calls, rights, convertible securities or other rights to acquire from the member of the Company Group, and no obligation of the member of the Company Group to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, now or in the future, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the member of the Company Group, and (iii) equity equivalents, phantom or notional equity interests, interests in the ownership, earnings or price per security of the member of the Company Group or other similar rights.

    (f)       Other than as set forth in Section (f) of the Disclosure Schedule, no bonds, debentures, notes or other indebtedness of any member of the Company Group (i) granting the holder thereof the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting share capital of the Company, are issued or outstanding as of the date hereof.

    (g)       The Company has not agreed, is not obligated to make, and is not bound by any Contract under which it may become obligated to make any future investment in, or capital contribution to, any Person (other than in its Subsidiaries).

    3.3        Subsidiaries. Section 3.3of the Disclosure Schedule lists each of the Company’s Subsidiaries as of the date hereof, the holdings of the Company in such Subsidiaries and the jurisdiction of incorporation or formation of each such Subsidiary. All outstanding shares of the capital stock or other securities of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid, non-assessable and were issued in compliance with all applicable securities laws and other applicable Legal Requirements, all such shares or other securities are owned by the Company, beneficially and of record, in each case, free and clear of all Liens, except for Liens under the Existing Bank Agreements. Except as set forth in Section 3.3of the Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, directly or indirectly, any equity or similar interest in, or any interest convertible into or exchangeable for, any equity or similar interest in, any corporation, partnership, joint venture or other similar business association or entity.

    3.4        Authority.

    (a)       Other than as listed in Section 3.53.5(b) of the Disclosure Schedule, the Company has taken any and all action necessary under all applicable Legal Requirements and the Charter Documents and has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and, subject to obtaining the approval by the Required Company Shareholder Vote with respect to the Shareholder Resolution, to consummate the transactions contemplated by this Agreement and the Related Agreements. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated by this Agreement and the Related Agreements have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject to obtaining the approval by the Required Company Shareholder Vote with respect to the Shareholder Resolution.

    (b)       The Board of Directors of the Company and its Audit Committee, by resolutions duly adopted at duly held meetings (and not thereafter modified or rescinded) by the vote of the Board of Directors of the Company and the Audit Committee, has (i) determined that it is in the best interests of the Company to enter into, deliver and perform this Agreement, the Related Agreements and the transactions contemplated hereby and thereby; (ii) approved and adopted this Agreement, the Related Agreements, and the transactions contemplated hereby and thereby; and (iii) directed that the matters set forth in the Shareholder Resolution be submitted to the vote of the shareholders of the Company and recommended that the Company’s shareholders grant such approval.

    (c)       This Agreement has been, and each of the Related Agreements to which the Company is a party will be as of their dates of execution, duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

    3.5        No Conflicts; Consents.

    (a)       The execution, delivery and performance by the Company of this Agreement, and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Charter Documents of the Company, subject to obtaining the Required Company Shareholder Vote, (ii) any law, rule, regulation, order, judgment or decree applicable to the Company or by which any of its material properties is bound or affected, subject to obtaining the Required Company Shareholder Vote, or (iii) any material Contract. The execution and delivery by the Company of this Agreement, and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not result in the creation of any Lien on any of the properties or assets of the Company.

    (b)       Other than as listed in Section 3.5(b) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, will not require any consent, waiver, approval, order or authorization or permit of, declaration or filing with or notification to, any United States, Israeli, or foreign court, administrative agency, commission, federal, states, local, governmental or regulatory authority (a “Governmental Entity”) with respect to the Company.

(c) The Existing Bank Agreements are in full force and effect and the Company is not in default under the Existing Bank Agreements.

3.6 SEC Documents

    (a)       The Company Shares are registered pursuant to Section 12(b) of the Exchange Act, and, since April 30, 2007, the Company has timely filed with or furnished on Form 6-K (or other applicable form) to the SEC all reports, schedules, forms, statements and other documents required to be filed with or furnished on Form 6-K (or other applicable form) to the SEC by it pursuant to the reporting requirements of the Exchange Act.

(b) The Company is a “foreign private issuer” (as such term is defined in the rules and regulations under the Securities Act and the Exchange Act).

    (c)       The Company has made available to the Investors prior to the date hereof copies of all annual reports on Form 20-F filed by Company with the SEC since April 30, 2007 including all amendments thereto and any report on Form 6-K submitted by the Company to the SEC since April 30, 2007 (the Forms 20-F and the Forms 6-K are collectively referred to herein as the “SEC Documents”). Each of the SEC Documents (including the financial statements included therein), as of the respective date thereof (or, if amended or superseded by a filing or submission, as the case may be, prior to the Closing Date, then on the date of such filing or submission, as the case may be), did not contain any untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each SEC Document, as it may have been subsequently amended by filings or submissions, as the case may be, filed or submitted by the Company with or to the SEC since April 30, 2007 and prior to the date hereof complied in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder applicable to such SEC Document.

    (d)       The financial statements of the Company included in the SEC Documents have been prepared in accordance with GAAP) applied on a consistent basis during the periods involved, present fairly the financial position of the Company as of the dates indicated therein and the results of its operations and cash flows for the periods therein specified, subject, in the case of unaudited financial statements for interim periods, to normal year-end audit adjustments, and are consistent with the books and records of the Company (which books and records are correct and complete.

    3.7        Absence of Certain Changes

Except as set forth in Section 3.7 of the Disclosure Schedule and/or in the SEC Documents, from and after December 31, 2007 and through the date hereof, the Company has not:

(a) Suffered any loss to its property or incurred any material damage, award or judgment for injury to the property or business of others or for injury to any Person;

    (b)       Made any material increase in the rate of compensation, commission, bonus or other remuneration payable to any of its directors, officers, or key employees, other than in the ordinary course of business;

(c) Sold, assigned, licensed, leased or transferred any material asset, other than in the ordinary course of business;

(d) Made any change in its accounting methods, policies, practices or principles other than as required under GAAP;

(e) Issued, pledged, encumbered, sold or disposed of any of its securities other than issuances of Company Shares upon exercise of Company Options under the Option Plans and/or Company Warrants;

    (f)       Declared, set aside, paid or made any dividend or other distribution with respect to any of its share capital, or otherwise redeemed, repurchased or acquired any share capital or other securities of the Company;

    (g)       Subjected any of its material assets or properties to any Lien or permitted any of its material assets or properties to be subjected to any Lien other than pursuant to the Existing Bank Agreements;

(h) Entered into any transaction with any Affiliate, director, officer or shareholder (other than the payment of ordinary course compensation);

    (i)       Entered into any Contract that (A) is required to be disclosed under the instructions of the SEC Documents; or (B) involves the exclusive license of any intellectual property of the Company or its Subsidiaries;

(j) Purchased any real property or entered into any Lease therefor (including any capitalized lease obligations); or

(k) Suffered any other event which has caused, or is reasonably likely to cause a Company Material Adverse Effect.

    3.8        Indebtedness; Liabilities.

No member of the Company Group has any Indebtedness other than the Bank Debt. The Bank Debt is, as of the date hereof, in the amount set forth in Section 3.8 of the Disclosure Schedule. Except as disclosed in the SEC Documents or in Section 3.8 of the Disclosure Schedule, the Company does not have any liabilities, obligations or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of business consistent with past practice.

    3.9        Litigation. Other than as listed in the SEC Documents and in Section 3.9 of the Disclosure Schedule, there is no material action, suit, claim, injunctions, decrees, orders, judgments or legal proceeding of any nature (collectively, “Litigation”) (other than ex-parte) pending, or, to the Knowledge of the Company, threatened, against any member of the Company Group, its properties (tangible or intangible) or any of its current or former employees, members of management, officers and directors, in their capacities as such. To the Company’s Knowledge, there is no material investigation or other proceeding pending or threatened, against any member of the Company Group, any of its properties (tangible or intangible) or any of its current or former employees, members of management, officers and directors, in their capacity as such, by or before any Governmental Entity.

    3.10        Private Placement. Assuming the accuracy of the representations and warranties of the Investors, the offer and sale of the Purchased Securities to the Investors as contemplated hereby is exempt from the registration requirements of the Securities Act and the securities laws of other jurisdictions. Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Investors Company Shares or Warrants or similar securities to, or solicit offers with respect thereto from, or enter into any negotiations relating thereto with, any person, or has taken or will take any action so as to bring the issuance and sale of any of such securities under the registration provisions of the Securities Act and applicable state securities laws, and neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Securities.

    3.11        Brokers’ and Finders’ Fees. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any member of the Company Group.

    3.12        Representations Complete. None of the representations or warranties made by the Company herein or in any exhibit or schedule hereto, including the Disclosure Schedule, or in any certificate furnished by the Company pursuant to this Agreement contains or will contain at the Closing any untrue statement of a material fact, or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not false or misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

        The Investor hereby represents and warrants to the Company that on the date hereof and as of the Closing Date, as though made at the Closing Date, as follows:

    4.1        Organization and Power. The Investor is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation and, to the extent that such jurisdiction recognizes the concept of good standing, in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite power and authority to own its properties and to carry on its business conducted.

    4.2        Authority. The Investor has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Investor. This Agreement and any Related Agreements to which the Investor is a party have been duly executed and delivered by it and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute its valid and binding obligations, enforceable against it in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

    4.3        Consents. The execution and delivery by the Investor of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, will not require any consent, waiver, approval, order or authorization or permit of, or registration, declaration or filing with, or notification to any Governmental Entity.

    4.4        No Conflicts. The execution and delivery of this Agreement and any Related Agreement to which the Investor is a party do not, and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Investor’s incorporation or formation documents; or (ii) any law, rule, regulation, order, judgment or decree applicable to it or by which any of its material properties are bound or affected.

    4.5        Absence of Litigation; No Voting Agreement. As of the date hereof, the Investor is not engaged in, or a party to, or, to its Knowledge, threatened with, any civil, criminal or administrative actions, suits, claims, proceedings or investigations before any Governmental Entity, that seeks to restrain, materially modify or invalidate this Agreement and the transactions contemplated hereby.

    4.6        Experience; Accredited Investor. (i) the Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Purchased Shares, including investments in securities issued by the Company, without limitation of the representations and warranties included in ARTICLE III, has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Purchased Shares and has had the opportunity to ask questions of and receive answers from the Company concerning such information; (ii) the Investor is acquiring the number of Purchased Securities set forth opposite its name on Schedule 1 hereto in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Purchased Securities and does not have any current arrangement or understanding with any other persons regarding the distribution of such securities (this representation and warranty not limiting the Investor’s right to sell or distribute in compliance with the Securities Act and the rules and regulations thereunder); nothing contained herein shall be deemed an undertaking by the Investor to hold the Purchased Securities for any period of time; (iii) the Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Purchased Securities, nor will the Investor engage in any short sale that results in a disposition of any of the Purchased Securities by the Investor, except in compliance with the Securities Act and the rules and regulations thereunder and any applicable state securities laws; and (iv) the Investor is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act. Neither such inquiries nor any other due diligence investigation conducted by the Investor shall modify, limit or otherwise affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement.

    4.7        Exemption from Registration. The Investor understands that the Purchased Securities are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act, the rules and regulations thereunder and state securities laws and that the Company is relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Purchased Securities.

    4.8        Risk of Loss. The Investor understands that its investment in the Purchased Securities involves a significant degree of risk, including a risk of total loss of Investor’s investment. The Investor understands that no representation is being made as to the future value or market price of the Company Shares. The Investor has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Purchased Securities and has the ability to bear the economic risks of an investment in the Purchased Securities.

    4.9        Transfer or Resale. The Investor understands that, until all of the applicable provisions of Section 5.2 hereof are satisfied, any certificates representing the Purchased Securities will bear a restrictive legend in substantially the following form:

“NEITHER THESE SECURITIES NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) NOR HAVE THEY BEEN REGISTERED WITH THE SECURITIES AUTHORITIES OF ANY STATE OR OTHER JURISDICTION, AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE OR OTHER JURISDICTION SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY (WHICH OPINION SHALL NOT BE REQUIRED FOR A SALE PURSUANT TO RULE 144(b)(1) UNDER THE SECURITIES ACT, PROVIDED THAT THE COMPANY HAS RECEIVED CUSTOMARY REPRESENTATIONS CERTIFYING AS TO THE AVAILABILITY OF SUCH RULE 144(b)(1).  THESE SECURITIES AND THE SECURITIES ISSUABLE UPON EXERCISE OF THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.”

ARTICLE V

COVENANTS

    5.1        Conduct of Business of the Company. Except as expressly contemplated by this Agreement or to the extent that the Majority Investors shall otherwise consent in writing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company shall, and shall cause each member of the Company Group to conduct its business in the ordinary course in substantially the same manner as heretofore conducted.

    5.2        Removal of Legends. Promptly following the earlier of (i) effectiveness of a registration statement under the Securities Act with respect to the sale of Purchased Securities or (ii) Rule 144(b)(1) under the Securities Act becoming available, the Company shall (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall reissue a certificate representing Purchased Shares or Warrant Shares without legends upon receipt by such Transfer Agent of: (a) the legended certificates for such Purchased Shares or Warrant Shares; and (b) either (1) a customary written representation by the Investor that Rule 144(b)(1) under the securities act applies to the Purchased Shares or Warrant Shares represented thereby or (2) a written statement by the Company that the Investor may sell the Purchased Shares or Warrant Shares represented thereby in accordance with the Plan of Distribution contained in a registration statement that was declared effective under the Securities Act (the date on which the Transfer Agent receives all of the items listed in clauses (a), and (b) above, the “Legend Removal Date”), and (B) if required by the Transfer Agent, cause its counsel to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act. From and after the Legend Removal Date, upon the Investor’s written request, the Company shall promptly cause certificates evidencing the Purchased Shares referred to in such written request to be replaced with certificates which do not bear such restrictive legends, and Warrant Shares subsequently issued upon due exercise of the Warrants shall not bear such restrictive legends, provided the provisions of clauses (a) and (b) above, as applicable, are satisfied with respect to such Purchased Shares or Warrant Shares.

    5.3        Company General Meeting.

    (a)       The Company has called and gave notice of an Extraordinary General Meeting of the holders of Company Shares (the “Company General Meeting”) in which the shareholders of the Company will be requested to approve the resolution set forth in Exhibit F (the “Shareholders’ Resolution”), and (ii) caused the Proxy Statement to be mailed to the Company’s shareholders. Subject to the notice requirements of the Companies Law and the regulations thereunder and the Charter Documents, the Company General Meeting shall be held as promptly as practicable after the date hereof. The Company shall use its best efforts to solicit from its shareholders proxies in favor of the adoption and approval of the Shareholders’ Resolution. The Company shall conduct the Company General Meeting and solicit proxies with respect thereto in compliance as to form and substance with all applicable Legal Requirements, including the Companies Law and the Charter Documents.

    (b)       Without the prior written consent of the Majority Investors, the Company may adjourn or postpone the Company General Meeting only: (i) if and to the extent necessary to provide any supplement or amendment to the Proxy Statement to Company’s shareholders in advance of a vote on the Shareholders Resolution; (ii) if, as of the time for which such meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting; or (iii) as may otherwise be required specifically by applicable Legal Requirements.

    5.4        Proxy Statement; Board Recommendation.

    (a)       The Company prepared a proxy statement with respect to the Company General Meeting and the Shareholders’ Resolution (the “Proxy Statement”). The Proxy Statement complies as to form and substance with applicable Legal Requirements The Proxy Statement does not, as of its date, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained therein, in light of the circumstances under which made, not false or misleading. The Investors and the Company shall cooperate (and shall cause their respective counsel, auditors, agents and representatives to cooperate) in the preparation of any supplement to the Proxy Statement, if such supplement is required.

    (b)       The Proxy Statement includes a statement to the effect that the Board of Directors of the Company has recommended that the Company’s shareholders vote in favor of and approve the Shareholders’ Resolutions at the Company General Meeting.

    5.5        Approvals and Filings. The Company and the Investor shall use best efforts to deliver and file, as promptly as practicable after the date of this Agreement, each notice, report or other document required to be delivered by such party to, or filed by such party with, any Governmental Entity with respect to this Agreement and the transactions contemplated hereby and thereby. The Company and the Investor shall use best efforts to obtain, as promptly as practicable after the date of this Agreement, all consents and approvals that may be required pursuant to Legal Requirements in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. The Company and the Investor shall cause all documents that they are responsible for filing with any Governmental Entity under this Section 5.5 to comply as to form and substance in all material respects with the applicable Legal Requirements and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity and shall comply promptly with any such inquiry or request. Whenever any event occurs which is required to be set forth in an amendment or supplement to any such document or filing, the Company or the Investor, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity, such amendment or supplement.

    5.6        Confidentiality. The Investor and any successor or assignee thereof, who receives from the Company or its agents, directly or indirectly, any information concerning the Company Group which the Company or any member of the Company Group has not made generally available to the public, acknowledges and agrees that such information is confidential, and further agrees that, for so long as such information is not public, it will not disseminate such information to any person other than the employees, officers, consultants, representatives and advisors of the Investor or its affiliates, provided that such Persons to whom the Investor has given access to the Company Group confidential information is bound by similar confidentiality obligations to those set forth herein. Notwithstanding the foregoing, subject to applicable law, each Company director affiliated with the Investor, and the Investor and any of the respective partners thereof that are investment funds may include in their reports to the Investor, its partners or stockholders information concerning the Company Group and such other information reasonably required to enable such Investor, stockholders and partners to evaluate their indirect investment in the Company, provided that such Persons to whom the director or Investor have given access to the Company Group confidential information are bound by similar confidentiality obligations to those set forth herein.

    5.7        Legal Proceedings. The Company and the Investor shall: (i) give the other party prompt notice of the commencement of any legal proceeding by or before any Governmental Entity with respect to this Agreement and the transactions contemplated hereby; (ii) keep the other party informed as to the status of any such legal proceeding; and (iii) promptly inform the other party of any communication with any Governmental Entity about the this Agreement and the transactions contemplated hereby. The Company and the Investor will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any legal proceeding relating to this Agreement and the transactions contemplated hereby pursuant to a joint defense agreement separately agreed to, or request, filing, or notice to any Governmental Entity. In addition, except as may be prohibited by any Governmental Entity or by any Legal Requirement, the Company and the Investor will permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding or request, filing, or notice to any Governmental Entity and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such legal proceeding.

    5.8        Public Disclosure. Except for (i) the announcement by the Company of the execution and delivery of this Agreement, the timing and content of which shall have been mutually agreed by the Company and the Majority Investors, (ii) the announcement by Agate of the execution and delivery of this Agreement, the timing and content of which shall have been mutually agreed by the Company and Agate, and (iii) the Proxy Statement; no party shall issue any statement or communication to any third party (other than their respective agents, partners, affiliates and representatives that are bound by confidentiality restrictions) regarding this Agreement, its existence and content, or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the Company and the Majority Investors, except as required to comply with applicable Legal Requirements and the rules of any stock exchange, provided, however, the Company and the Majority Investors and, to the extent applicable, any Investor making the disclosure shall use commercially reasonable efforts to notify and consult with each other prior to any such required public disclosure and use commercially reasonable efforts to accommodate the views of the other parties and shall promptly provide the other parties with copies of any written public disclosure made by such party in connection therewith.

    5.9        Notification of Certain Matters. The Company shall give prompt notice to the Investor of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Closing in any material respect, (ii) any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and (iii) any matter hereafter arising or discovered that, if existing or known by the Company on the date hereof, would have been required to be set forth or described in the Disclosure Schedule; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice, or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Company pursuant to this Section 5.9 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

    5.10        Additional Documents and Further Assurances. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the this Agreement and the transactions contemplated hereby. [In the event that the Company intends to effect a registration statement for an underwritten offering of its shares, and the managing underwriter requires that absolutely all of the Holders (as such term is defined in the Registration Rights Agreement, as amended) as a condition to the underwritten offering, comply with the provisions of Section 9.1 of the Registration Rights Agreement, as amended, then, although under the Registration Rights Agreement, Agate is exempt from the provisions of such Section 9.1, Agate undertakes to comply with and be subject to such Section 9.1, as it applies to a Holder. It is hereby clarified that should there be any discrepancy between the Registration Rights Agreement and this Agreement with respect to Section 9.1, the provisions hereof shall supersede.] [Note: this provision is included only in the agreements with Agate]

    5.11        [Observer. The Company shall execute an agreement letter enabling Agate to appoint an observer to the Board of Directors of the Company, subject to standard confidentiality undertakings.][Note: this provision is included only in the agreements with Agate]

ARTICLE VI

CLOSING CONDITIONS

    6.1        Conditions to the Obligations of Each Party. The respective obligations of the Company and the Investor to effect the Closing shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any of which may be waived, in writing, by mutual written instrument of the Investor and the Company:

    (a)       No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making this Agreement, the Related Agreements or the transactions contemplated hereby and thereby illegal or otherwise prohibiting the consummation of the transactions contemplated hereby and thereby.

    (b)       Governmental Entity Approvals. All Governmental Entity approvals, if any, required pursuant to Legal Requirements for the consummation of the transactions contemplated hereby shall have been obtained.

(c) Shareholders’ Approval. Shareholders of the Company constituting the Required Company Shareholder Vote shall have approved the Shareholders Resolution.

    6.2        Additional Conditions to the Obligations of the Investor. The obligations of the Investor to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by the Investor:

    (a)       Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement shall have been true and correct in all material respects on and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date), and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by the Company at or prior to of the Closing Date.

    (b)       Receipt of Closing Deliveries. Each of the agreements, instruments and other documents to be delivered by the Company pursuant to Section 2.4 hereof shall be in a form and substance reasonably satisfactory to the Investors, and shall have been received by them.

    (c)       No Injunctions or Restraints. No permanent restraining orders, temporary restraining order (that was not removed prior to Closing) or permanent injunction or other order issued by any Governmental Entity which has or could have the effect of limiting or restricting the Investor’s ownership or voting of the Purchased Securities shall be in effect, nor shall there be pending or threatened any suit, action or proceeding seeking the foregoing.

    (d)       No Material Adverse Effect. There shall not have occurred a Company Material Adverse Effect, whether as a result of the Company’s failure, individually or in the aggregate, to perform and comply with all covenants and obligations under the Agreement required to be performed and complied with by the Company at or prior to the Closing Date, as a result of or in connection with any failure(s) of any representation and warranty of the Company hereunder (without any regard to any exception or qualification as to materiality or knowledge) to be true and correct as of the date hereof and as of Closing, or otherwise.

    6.3        Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

    (a)       Representations, Warranties and Covenants. (i) The representations and warranties of the Investor in this Agreement shall have been true and correct in all material respects on and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations specifically relate to an earlier date, in which case such representations shall be true and correct as of such earlier date), and (ii) the Investor shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties at or prior to of the Closing Date.

    (b)       Receipt of Closing Deliveries. Each of the agreements, instruments and other documents to be delivered by the Investor and undertakings to be complied with pursuant to Section 2.3 hereof shall be either delivered to the Company or otherwise complied with.

ARTICLE VII

TERMINATION

    7.1        Termination. Subject to Sections 7.2 and 7.3 hereof, this Agreement may be terminated at any time prior tothe Closing:

(a) by written agreement of the Company and the Investor;

(b) by written notice of the Majority Investors or the Company referring to the relevant clause of this subsection if:

    (i)       the Closing Date shall not have occurred by July 31, 2009; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the consummation of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

    (ii)       the approval of the Shareholders’ Resolution by the Required Company Shareholder Vote shall not have been obtained at the Company General Meeting (including any adjournment or postponement thereof), provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to the Company where the failure to obtain the Required Company Shareholder Vote shall have been caused by or related to the Company’s breach of this Agreement;

    (iii)       there shall be a final non-appealable order of any Governmental Entity in effect preventing consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(iii) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in such order preventing the consummation of the transactions contemplated hereby and such action or failure to act constitutes a breach of this Agreement; or

    (iv)       there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;

    (c)       by written notice of the Majority Investors referring to the relevant clause of this subsection if there shall be statute, rule, regulation or order enacted, promulgated or issued or applicable to the transactions contemplated hereby by any Governmental Entity, which would prohibit the Investors’ ownership of the Purchased Securities;

    (d)       by written notice of the Investor and referring to this subsection if the Investor is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(d) hereof would not be satisfied and such breach has not been cured within ten calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

    (e)       by written notice of the Company referring to this subsection if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Investor contained in this Agreement such that the conditions set forth in Section 6.3(a) hereof would not be satisfied and such breach has not been cured within ten calendar days after written notice thereof to the Majority Investors; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

    7.2        Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Investor or the Company, or their respective employees, agents or shareholders, if applicable, except that the provisions of ARTICLE VIII and this Section 7.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this ARTICLE VII, and except to the extent that such termination results from a material breach by the other party of any representation, warranty or covenant set forth in this Agreement.

    7.3        Fees and Expenses. Whether or not the Closing occurs, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses. Notwithstanding the foregoing, the Company will pay at the Closing to [Herzog, Fox & Neeman, counsel to Ofer Hi-Tech Investments Ltd. and LM Partners L.P. all legal fees incurred in connection with the investment of Ofer Hi-Tech Investments Ltd. and LM Partners L.P] [included in LM’s and Ofer’s agreements] [to M. Seligman, counsel to Agate Medical Investments L.P. all legal fees incurred in connection with Agate’s Investment] [included in Agate’s agreements], in an amount not to exceed the sum of $10,000, plus Value Added Tax.

ARTICLE VIII

GENERAL PROVISIONS

    8.1        Entire Agreement. This Agreement, the exhibits and schedules hereto, the Related Agreements, the Disclosure Schedule and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof.

    8.2        Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any party hereto without the prior written consent of the other party hereto, and any such assignment without such prior written consent shall be null and void, except that this Agreement or any of the rights, interests or obligations under this Agreement may be assigned with the prior written consent of the Majority Investors, but without the prior consent of the Company, by the Investor to any of its Permitted Transferees. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

    8.3        Amendment. Except as otherwise stated, this Agreement may not be amended other than by a written instrument signed by the Investor and the Company. Any amendment effected in accordance with this Section shall be binding upon the Investor and the Company, and by acceptance of any benefits under this Agreement, the Investor agrees to be bound by the provisions hereunder.

    8.4        Extension; Waiver. At any time prior to the Closing, the Investor or the Company, as the case may be, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party and in case of the Investor shall be binding upon each Investor.

    8.5        Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any competent court of the district of Tel-Aviv-Jaffa, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Israel for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

    8.6        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with electronic confirmation of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Investor, to:

the address set forth opposite such Investor's name on Schedule 1.

[with a mandatory copy to] [included in LM's and Ofer's agreements]:

Herzog, Fox & Neeman
Asia House, 4 Weizmann Street
Tel-Aviv 64239 Israel
Attention: Alon Sahar, Advocate
Telephone No.: (972)-(3)-692-2861
Facsimile No.: (972)-(3)-696-6464

[with a mandatory copy to [included in Agate's agreements]:

M. Seligman & Co
Levinstein Tower,
23 Menachem Begin Rd., Tel Aviv 66184, Israel
Attention: Sharon Gazit, Advocate
Telephone No.: (972)-(3)-7101661
Facsimile No.: (972)-(3)-7101699

(b)	if to the Company, to:

Lumenis Ltd.
POB 240
Yokneam, Industrial Park, Israel
Attention: Chief Executive Officer
Telephone No.: (972)-(4)-9599356
Facsimile No.: (972)-(4)- 9599360

with a mandatory copy to:

Meitar Liquornik Geva & Leshem Brandwein
16 Abba Hillel Road Ramat Gan 52506, Israel
Attention: Dan Shamgar, Advocate
Telephone No.: (972)-(3)-610-3100
Facsimile No.: (972)-(3)-6103-111

    8.7        Interpretation. The words “include,” “includes”and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The words “herein,”“hereof,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrases “provided to,”“furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper or electronic copy of the information or material referred to was provided to the Investors or its legal counsels.

    8.8        Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    8.9        Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

    8.10        Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

    8.11        Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart and that signatures may be provided by facsimile transmission.

– Signature page follows –

INDEX OF SCHEDULES

Schedule 1	Investor Name, Address and Purchased Securities

INDEX OF EXHIBITS

Exhibit A	Form of Warrant
Exhibit B	Amendment to Registration Rights Agreement
Exhibit C	Resolution of the Company’s Board of Directors
Exhibit D	Form of Legal Opinion
Exhibit E	Disclosure Schedule
Exhibit F	Shareholders’ Resolution

SCHEDULE 1

TO THE PURCHASE AGREEMENT WITH OFER HI -TECH INVESTMENTS LTD.

INVESTOR NAME, ADDRESS AND PURCHASED SECURITIES

Investor's Name	Address	Warrants	Purchased Shares	Purchase Price

OFER HI -TECH INVESTMENTS LTD.,
incorporated under
the laws of the State of	9 Andre Saharov,
Israel	Haifa, Israel	2,136,364	4,272,727	US$	4,700,000

SCHEDULE 1

TO THE PURCHASE AGREEMENT WITH LM PARTNERS L.P.

INVESTOR NAME, ADDRESS AND PURCHASED SECURITIES

Investor’s Name	Address	Warrants	Purchased Shares	Purchase Price

LM PARTNERS L.P.,	16 Abba Even
incorporated under the	Avenue, Herzliya,
laws of the Cayman Islands	Israel	2,409,091	4,818,182	US$	5,300,000

SCHEDULE 1

TO THE PURCHASE AGREEMENT WITH AGATE MEDICAL INVESTMENTS L.P.

INVESTOR NAME, ADDRESS AND PURCHASED SECURITIES

Investor's Name	Address	Warrants	Purchased Shares	Purchase Price

AGATE MEDICAL INVESTMENTS L.P.,	37 Menachem Begin Rd,
incorporated under	Tel-Aviv, Israel
the laws of Israel	67134	1,656,096	3,312,192	US$	3,643,410.85

SCHEDULE 1

TO THE PURCHASE AGREEMENT WITH AGATE MEDICAL INVESTMENTS (CAYMAN) L.P.

INVESTOR NAME, ADDRESS AND PURCHASED SECURITIES

Investor's Name	Address	Warrants	Purchased Shares	Purchase Price

AGATE MEDICAL INVESTMENTS	37 Menachem
(CAYMAN) L.P.,	Begin Rd,
incorporated under the	Tel-Aviv, Israel
laws of Cayman	67134	616,632	1,233,263	US$	1,356,589.15